Exhibit 10.6

PERSONAL EMPLOYMENT AGREEMENT

This Personal Employment Agreement (the “Agreement”) is entered into this 25th day of May 2017 by and between TG-17 (Israel) Ltd., reg. no. 515649051, a company organized under the laws of the State of Israel, having its principal office at                            (the “Company”) and Amit Hod whose details are specified in Annex A hereto (the “Employee”).

WITNESSETH

WHEREAS, the Company desires to engage the Employee in the position indicated hereinafter and the Employee represents that he/she has the requisite skills and knowledge to serve as such; and

WHEREAS, the parties desire to state the terms and conditions of the Employee’s engagement with the Company, effective as of the Employment Starting Date, as such term is defined hereinafter, all subject to the terms set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Appointment; The Position

1.1	The Company hereby appoints the Employee to the position detailed in Annex A (the “Position”), which shall include the responsibilities as detailed in Annex A. The Employee shall perform the services hereunder in accordance with the Company’s policy, under the supervision of a person in the position detailed in Annex A and in accordance with his/her instructions and in any other framework as the Company shall direct in order to facilitate its needs.

1.2	The parties hereto warrant and confirm that Employee’s employment by the Company shall commence on the date specified in Annex A (the “Employment Starting Date”). The provisions of this Agreement shall apply to the parties as of the Employment Starting Date.

1.3	The Employee shall perform his/her duties hereunder at the Company’s premises in Israel. Employee acknowledges and agrees that the performance of his/her duties hereunder may require domestic and international travel.

1.4	This Agreement is specific and personal and exclusively determines the Employee’s terms of employment.

2.	Devotion of Time

2.1	During the term of this Agreement, and unless and until otherwise agreed, Employee shall be employed on a full-time basis 5 days a week (Sunday to Thursday), 9 hours per day including half an hour lunch break. Saturday (Shabbat) shall be the Employee’s official rest day.

2.2	In addition the performance of Employee’s responsibilities require work during over-time hours, over and above the regular working days and hours and the Employee undertakes to work these hours, in accordance with the Company’s demands and requirements. The Company estimates that the Employee shall be required to work overtime hours in a number as detailed in Annex A.

In any event, Employee shall not work more than 12 hours per day or 15 overtime hours per week.

2.3	As of the Employment Starting Date, Employee shall devote the required and necessary business time, attention and efforts to the performance of his/her duties and responsibilities hereunder. The Employee shall perform his/her duties and responsibilities hereunder with expertise and in a professional and efficient manner.

2.4	As of the Employment Starting Date, Employee shall not engage in any other business activities, whether or not such activities are conducted outside of normal business hours and whether or not such activities are pursued for gain or profit, unless specifically approved by the CEO of the Company’s parent company (or whomever is designated by the board of directors of the Company for such purpose) in advance and in writing.

2.5	The Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company’s policy and instructions.

3.	Term and Termination

3.1	This Agreement shall be effective as of the Employment Starting Date, and shall continue for an undefined period (the “Term”).

3.2	The Company and/or the Employee may terminate this Agreement at any time by giving the other party a prior written notice of termination, of a period detailed in Annex A (the “Notice Period”).

3.3	Without derogating from the provisions of Section 3.2 above, the Employee undertakes to continue working in the Company during the Notice Period and cooperate with Company in the integration of the person or persons who will assume Employee’s position and responsibilities, unless the Company waives the requirement of Employee’s services during such time. In the event that the Company notifies Employee of such waiver, the Company shall be entitled to pay Employee the Monthly Salary (as defined below) payable to Employee during such applicable notice period in one lump-sum, and by doing so bring the employer-employee relations between the parties to end upon such payment. In the event that the Employee shall resign without providing advance notice as required by Section 3.2 above, the Company shall be entitled to deduct from all amounts due to the Employee, an amount equal to the Monthly Salary that would have been paid to him in respect of the Notice Period that he did not work, as liquidated damages.

3.4	Notwithstanding the above, the Company shall have the right to immediately terminate this Agreement for a Cause, as determined by the Company, without the delivery of a prior written notice. A “Cause” shall mean either (i) circumstances entitling the Company under any applicable law to terminate the employment of the Employee without payment of severance pay (in whole or in part); (ii) any material breach by the Employee of this Agreement, any breach of the NOA or any breach of the Employee’s fiduciary duties; (iii) conducting by the Employee of any felony involving moral turpitude which has an effect on the Company and/or (iv) a willful failure to perform Employee’s responsibilities or duties. In the event of termination for Cause, Employee’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Pay Law 5723-1963 (the “Severance Law”) and/or any other applicable law.

3.5	Upon the earlier of the Company’s request or the termination of employment, the Employee shall return to the Company all equipment belonging to the Company in good and working form (including without limitation, laptop, computer etc., if applicable), and any documents and information, including all records, products and samples received by the Company and/or in the course of his employment with the Company, and any copies, reproductions and summaries thereof, as well as any notes, memoranda or other documentation and materials, in the Employee’s possession or control or that were provided to the Employee and belong to the Company whether in the form of magnetic or digital media, formula, letter, certificate, copy, picture, movie etc., related in any manner, directly or indirectly, to the Company, even if same were created by the Employee. Furthermore, Employee shall provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of his/her work.

4.	Salary

4.1	During the term of this Agreement, the Company shall pay Employee a monthly gross salary in a total amount detailed in Annex A (the “Monthly Salary”). The Monthly Salary is composed of a base salary in the gross amount detailed in Annex A (the “Base Salary”) and a global additional payment for overtime hours (in an estimated number detailed in Annex A), in a gross amount detailed in Annex A (the “Global Overtime Payment”), which will be paid to the Employee subject to working overtime hours.

For avoidance of doubt, it is hereby declared and clarified that the amount of the Global Overtime Payment specified in Annex A has been determined and agreed in light of the anticipated number of monthly overtime hours to be conducted by the Employee, therefore in the event the Employee shall not work the full number of over-time hours, mentioned above, Employee will still be entitled to receive the Global Overtime Payment. The Company shall, on a regular basis from time to time, reevaluate the Employee’s number of monthly overtime hours.

4.2	The Monthly Salary shall be paid on the I st day of each following month in accordance with the Company’s normal payroll procedures but no later than the 9th day of each month.

4.3	The Employee acknowledges that the Monthly Salary and all other benefits as detailed in this Agreement shall be considered as a special compensation for the Employee’s obligation for non-competition, non-solicitation, and IP obligations all as set forth in Annex B herein.

5.	Additional Benefits

5.1	Pension Insurance -

(i)	Subject to guidelines set from time to time by the applicable authorities, as of the date and to the extent required to do so by the applicable extension order or any applicable law, the Company shall insure the Employee under a pension fund and/or managers’ insurance and/or provident fund and/or a combination of several types of such arrangements (the “Pension Arrangement”), according to the Employee’s selection regarding the pension product as well as the pension provider. For avoidance of any doubt it is hereby clarified that in any event the Company’s overall contributions will not be made from an amount exceeding the Employees’ Monthly Salary (which for the purposes of this Section 5 herein shall include the applicable portion of the CEAO Payout (as defined below), if applicable).

The presentage of the contributions to the pension fund and/or managers’ insurance and/or provident fund shall be in the rate as detailed in Appendix A.

(ii)	The Company and the Employee agree and acknowledge that the Company’s contribution towards the pension fund and/or managers insurance and/or provident fund as set forth in this Section, are in lieu of severance payments to which the Employee (or his beneficiaries) is otherwise entitled to with respect to the Monthly Salary upon which such contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Law, 5723-1963 (the “Severance Law”) and the General Approval of the Minister of Labor and Welfare, which is attached hereto as Appendix C and the Expansion Order.

The Company hereby forfeits any right it may have for reimbursement of sums paid by the Company to pension fund and/or managers insurance and/or provident fund, except: (i) in the event that the Employee withdraws such sums from the pension fund and/or managers insurance and/or provident fund, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law.

(iii)	In the event the Employee shall not notify the Company in writing within 30 days of the Employment Starting Date regarding the Employee’s choice of Pension Arrangement, as mentioned above, the Company shall insure the Employee under the default pension fund elected and published by the Commissioner of the Capital Market, Insurance and Savings Division at the Ministry of Finance.

(iv)	The Employee’s contributions shall be deducted by the Company from the Employee’s Monthly Salary (as it may be from time to time) and shall be transferred by the Company to the Employee’s pension fund and/or managers’ insurance and/or provident fund. By signing this Agreement the Employee herby irrevocably authorizes the Company to perform such a deduction from the Employee’s Monthly Salary.

5.2	Employee shall receive additional benefits, if any, as detailed in Annex A.

5.3	Annual Vacation: Employee shall be entitled to paid annual vacation days as detailed in Annex A, for each year of employment with the Company. Employee may elect to use only a portion of the vacation days each year and to add the unused vacation days to the vacation days of Employee during the following year, provided that Employee shall use each year at least 7 consecutive vacation days (including Friday-Saturday). Employee shall not be entitled to accumulate, in the aggregate, at any given time during his/her employment by the Company, more than the amount of vacation days detailed in Annex A.

Unused vacation days accumulated in accordance with the provisions of this Section (i.e. up to the amount of vacation days detailed in Annex A) shall be redeemed only upon termination of this Agreement.

The dates of the Employee’s vacation shall be determined by the Company, at its own discretion, in accordance with the Company’s needs, and to the extent possible, taking into consideration the Employee’s request.

The Company shall be entitled to set uniform dates for vacation for all or part of its employees, with respect to all or any part of the vacation days, as it shall deem fit.

5.4	Sick Leave & Recreation pay: The Employee shall be entitled to sick leave (commencing the first day of sickness) and recreation pay (“dmei havra’ah”) according to any applicable law.

5.5	Monthly Travel Expenses: Employee will be entitled to monthly travel expenses according to applicable law.

5.6	It is hereby clarified that the Employee shall not be entitled to receive any consideration or payment of any kind other than the Monthly Salary and other benefits or payments which are expressly detailed in this Agreement, unless otherwise agreed in writing between the Company and the Employee.

6.	Tax Withholding

For the avoidance of doubt, all payments and benefits under this Agreement are gross amounts. Any tax consequences arising from the grant or exercise of any option or right or from any payment made to Employee under this Agreement or any other event or act, whether on Employee’s part or the Company’s part, shall be borne solely by Employee. The Company retains the right to deduct by way of withholding the applicable taxes and similar payments that the Employee is required to pay under any applicable law from any Monthly Salary, CEAO Payout and/or from all other payments and/or benefits granted to Employee under this Agreement.

7.	Proprietary Information & Non Disclosure

The provisions of the Proprietary Information, Assignment of Inventions, Non Disclosure and Non Compete Agreement attached hereto as Annex B (the “NDA”) are hereby incorporated by reference. Employee hereby acknowledges and agrees that this Agreement shall not come into force, unless the NDA is executed. The provisions of the NDA shall survive the rescission or termination, for any reason, of this Agreement.

8.	Company Equipment and Personal Data

8.1	Employee represents and warrants that he/she will use any of the Company’s assets (including equipment, Company computer/laptop, email account and/or documentation) (collectively “Company’s Equipment”) for the purpose of his/her employment only and according to the Company policies. Thus, the Employee shall not have any right to use the Company’s Equipment, including the email account assigned to him by the Company, for personal purposes and shall not be entitled to store any private material for personal purposes on his/her personal computer/laptop if provided by the Company. Notwithstanding the above, the Employee shall be entitled to use Internet-related email services (such as Gmail, etc.) and cloud storage services, for personal use.

8.2	It is strictly forbidden to: (i) make use of the Company’s Equipment and/or Systems (as defined below) for any purposes that are illegal, inappropriate or unsuitable, (ii) install any software/programs on Company Equipment and/or Systems or make use of any of the foregoing in a manner detrimental to the Company. If in doubt, please contact the Company’s IT manager.

8.3	Employee agrees that the Company may monitor his/her use of its (and any of its parent and/or subsidiary corporations) Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policy as in force from time to time and subject to applicable law. For the purposes of this Section, the term “Systems” includes telephone, computers, computer system, internet server, electronic database and software, whether under Employee’s direct control or otherwise. Employee may use the Company’s Systems for reasonable personal use all subject to Company’s policy as in force from time to time.

8.4	In addition, the Employee acknowledges and agrees as follows: (i) in light of his/her undertaking that the sole use of his/her personal computer/laptop and email account which were provided by the Company shall be for the Company’s business purposes, the Company shall have the right to conduct inspections on any and all the Company’s computers, including inspections of electronic mail transmissions, internet usage and inspections of their content, all in accordance with the Company’s policy regarding the use of the Company’s computer systems as in force from time to time and applicable law; (ii) In any and all times Employee will transfer to the Company Employee’s log-on passwords to Employee’s personal computer/laptop provided by the Company and his/her assigned Company’s email account. It is clarified that the Company does not forbid private use of the Company Equipment made available to the Employee, within reasonable bounds, while always maintaining and abiding by, the terms of this Agreement, and the foregoing does not derogate from the Company’s rights herein.

8.5	Employee consents, of his/her own free will and although not required to do so under law, that the information in this Agreement and any information concerning him/her and gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining the Employees’ right to privacy.

9.	Notice; Addresses

9.1	The addresses of the parties for purposes of this Agreement shall be the addresses first written above, or any other address which shall be provided by due notice.

9.2	All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: if sent by registered mail, as aforesaid, 3 (three) business days from the date of mailing; if delivered by hand, upon actual delivery or proof of delivery at the address of the addressee (in the event of a refusal to accept it). Delivery by cable, telex, facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

10.	Miscellaneous

10.1	Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he/she is or was a party or by which he/she is bound (including any obligation or agreement with any previous or current employer and/or academic institution), and (ii) does not require the consent of any person or entity.

10.2	The Employee represents that he/she has the requisite skills and knowledge to perform his/her duties, responsibilities and obligations under this Agreement. Employee further represents that he/she is familiar with all safety precautions required in connection with the performance of his/her duties under this Agreement and the Company’s field of activity and that he/she will comply with all safety measures and requirements reasonably necessary in connection with the performance of his/her duties under the Agreement.

10.3	In the event that Employee discovers that he/she has, or might have at some point in the future, any direct or indirect personal interest in any of the Company’s business, or a conflict of interest with his/her employment duties and functions, Employee shall immediately inform the Company upon such discovery.

10.4	Employee hereby undertakes to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, including the applicable Code of Ethics and Prevention of Sexual Harassment Rules (the “Rules”). This Agreement prevails to the extent of any inconsistency with the Rules.

10.5	The preamble to this Agreement constitutes an integral part hereof.

10.6	Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

10.7	This Agreement is a personal employment agreement and therefore no collective bargaining agreements whatsoever shall apply with respect to the relationship between the parties hereto.

10.8	No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

10.9	Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

10.10	This Agreement, including any annexes thereto, constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof (including the personal employment agreement parties hereto dated May 1ot11, 2017 which is hereby amended and replaced in its entirety), and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

10.11	This Agreement including all annexes thereto constitutes an “employee notice” as to employment terms, as required under the Notice to the Employee and to the Job Candidate (Employment Conditions and Screening and Hiring Processes) Law, 5762-2002. Nothing contained in this Agreement shall derogate from any rights to which the Employee is entitled under any law, extension order or general bargaining agreement.

10.12	It is hereby agreed between the parties that this Agreement shall be governed by and construed according to the laws of the State oflsrael. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved by the courts of Tel Aviv, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such venue.

IN WITNESS WHEREOF, the parties have executed this Personal Employment Agreement as of the date first above written.

The Company:	TG-17 (Israel) Ltd.	The Employee:	/s/ Amit Hod

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	CEO

ANNEX A

I.	Employee’s Personal Details	Full Name: Amit Hod Israeli ID Number: ________________ Address: ________________ Phone No.: ________________

2.	Position in the Company: Supervisor/ direct manager:	Director of Operations Global Head of Operations or his/her designate

3.	Employment Starting Date:	June 4th, 2017

4.	Period of Prior Written Notice	14 calendar days during the first 6 months of employment, and 30 calendar days notice thereafter.

5.	Monthly Salary: Base Salary: Global Overtime Payment:	NIS 34,200 NIS 27,360 NIS 6,840 on account of working 35 additional monthly overtime hours

6.	Continuous Excellence & Alignment Objectives (CEAO) bonus program

Employee will be eligible to be considered for an incentive payout pursuant to the Company’s Continuous Excellence & Alignment Objectives (“CEAO”) bonus program. Employee’s annual target CEAO payout is up to a gross amount of NIS 21,600 (the “CEAO Payout”). The CEAO Payout (if any) will be awarded quarterly (NIS 21,600/4), based on objective and/or subjective criteria established by Employee’s department VP and the CEO of the Company or its parent corporation. The CEAO payment for Employee’s first quarter is guaranteed, ex gratis, on a pro- rated basis depending on when Employee starts in the quarter. Beginning with the first full quarter of employment, in order to be eligible to receive a quarterly portion of the CEAO Payout, Employee must be employed by the Company for the entire quarter to which the CEAO Payout applies. Whether the Employee earns an applicable CEAO Payout portion for any given quarter, and the amount of any such payout, will be determined by the CEO in his sole discretion.

The determinations of the CEO with respect to the Employee’s CEAO Payout will be final and binding. No CEAO Payouts are guaranteed, and no partial or prorated bonuses will be provided (other than Employee’s initial quarterly one-time CEAO payment, as stated above). The applicable portion of the CEAO Payout shall be considered, ex gratis, as part of the Monthly Salary, as applicable and Employee will receive social benefits (detailed in Section 5 of the Agreement) on such applicable CEAO Payout, and shall bear all taxes and other compulsory payments associated with such CEAO payout.

7.	Pension Insurance (percentages out of the Monthly Salary (which for the purposes of this Section 7 herein shall include the applicable portion of the CEAO Payout, if applicable)):

Remunerations - Out of the Monthly Salary, the following percentages shall be contributed to the remuneration component:

The Company shall contribute 6.5% to the remuneration component, provided the Employee contributes 6% for this purpose.

It 1s hereby clarified that the Company’s contributions to the remuneration component to managers’ insurance and/or provident fund (if so chosen by the Employee), shall include a contribution of 5% for the remuneration component as well as payment for acquiring loss of ability to work insurance to insure 75% of the Monthly Salary. Notwithstanding, in the event that in order to acquire the aforementioned loss of ability to work insurance, the Company shall be required to increase the percentage of its contributions, in such case the Company’s contributions shall be increased up to 7.5% of the Monthly Salary. For the avoidance of any doubt, the Company’s contributions percentages to the remuneration component for managers’ insurance and/or provident fund shall not be lower than 5% of the Monthly Salary, and the total amount of the Company’s contributions, including loss of ability to work insurance shall not be higher than 7.5% of the Monthly Salary.

Severance Pay - The Company shall contribute each month an amount equal to 8.33% of the Monthly Salary to the component of Severance Pay.

8.	Contributions for Education Fund (percentages of the Monthly Salary (which for the purposes of this Section 8 herein shall include the applicable portion of the CEAO Payout, if applicable))

As of the Employment Starting Date: Company shall contribute 7.5% of the Monthly Salary, and the Employee shall contribute to 2.5% of the Monthly Salary. The Employee instructs the Company to transfer to such Education Fund the amount of Employee’s and the contribution from each Monthly Salary.

9.	Options

(i) Conditional upon the Employee’s continued employment with the Company and subject to approval by the board of directors/managers (the “Board”) of the Company’s parent corporation (the “Parent”), in its sole discretion, and subject further to the adoption by the Board of an employee share option plan with respect to the Company and the approval of such option plan as a I 02 capital gains route plan, by the applicable Israeli tax authorities, the Employee will be granted an option (the “Option”) to purchase an aggregate of 52,500 Common Units of the Parent. The terms of the Option shall be as resolved by the Board at its discretion, and the Option, if and when granted, shall be subject to the provisions of an Option Grant Agreement to be entered between the Company’s employee, the Parent’s equity plan and any sub-plan applicable to Israeli employees (the “Plan”) applicable law and any applicable tax ruling. It is clarified that nothing herein is intended to constitute a grant of, nor to entitle the Employee to, an Option or any other rights with respect to the Common Units of the Parent and/or any shares of the Company.

(ii) The Options when and if granted shall vest as follows: twenty five percent (25%) of the Units subject to the Option shall vest when the Employee completes 12 months of continuous service from the Employment Starting Date and the balance will vest 111 equal monthly installments over the next 36 months of continuous service following such initial 12 months, as shall be described in the applicable Option Grant Agreement.

10.	Annual Vacation Days: Maximum accumulated vacation days:	18 days 18 days

ANNEX B

PROPRIETARY INFORMATION, ASSIGNMENT OF INVENTIONS NON DISCLOSURE AND NON COMPETE AGREEMENT (the “Agreement”)

The undersigned, an employee of the Company (the “Employee”), hereby acknowledges that in the course of his/her employment with the Company (the “Employment”), he/she will have access to, and/or participate in the development or marketing of, the Company’s products and/or certain proprietary information, inventions, commercial secrets and other confidential information of the Company disclosed to the Employee, and/or accessed by, and/or developed by the Employee and/or with the assistance of the Employee. In relation to such confidential information, the Employee hereby undertakes as follows, in full knowledge that the force of this undertaking is in no way dependent upon the force of the Employee’s employment agreement entered with the Company on _______________, 2017, and is entirely independent from the obligations thereunder, (the “Employment Agreement”):

1.	Proprietary Information and Non Disclosure

1.1. Employee acknowledges and agrees that he/she had, and will have access to or be involved in the making or development of, confidential and proprietary information concerning the business and financial activities of the Company or any of its affiliated entities and/or information and technology regarding the Company’s products, services, research and development, including without limitation, the Company’s banking, investments, investors, properties, operational methods, plans and strategies, business plans, research projects, employees, marketing plans, supplier lists, customers, data, operating procedures, trade secrets, test results, formulas, processes, data and know-how, improvements, inventions, patents, application for patents, copyrights, trademarks, engineering specifications, product designs, technical information, discoveries, studies, techniques, specifications, computer programs (in source and object code), databases, products (actual or planned), any other commercial secret, as defined in the Commercial Torts Law, 5759-1999, and any intellectual property. Such information, whether in documentary, written, oral, digital format or otherwise, including the terms of the Employment Agreement, shall be deemed to be and referred to as “Proprietary Information”. The term “Company” shall include for purposes of this Section I any parents, subsidiaries and/or affiliates thereof.

1.2. Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that (i) was known to Employee prior to his/her association with the Company and can be so proven by Employee by documentary evidence; (ii) is or has become a part of the public knowledge, except as a result of a breach of this Agreement by Employee; (iii) was received by Employee from a third party, having no obligation to the Company.

1.3. Employee agrees and declares that all Proprietary Information and rights in connection therewith are, and shall be the sole property of the Company and its assignees and no license or other rights to Proprietary Information is granted or implied hereby to have been granted to Employee, in the past, now or in the future.

1 ..4. At all times, both during his/her engagement by the Company and after its termination, Employee will continue to keep in strict confidence and trust all Proprietary Information, and Employee will not copy, transmit, reproduce, summarize, quote, publish, reverse engineer, make any commercial or other use, disclose and/or make available, directly or indirectly any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties under his/her employment with the Company in the best interests of the Company.

1.5. Upon termination of his/her Employment with the Company, or upon the Company’s first request, Employee will promptly deliver to the Company all Proprietary Information and all documents and materials of any nature (whether in printed, digital or other form) prepared by Employee or which came to Employee’s possession howsoever, at any time during the Employment with the Company. Employee will not take with him/her or retain any documents or materials or copies thereof containing any Proprietary Information in whatever form.

1.6. Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his/her Employment and after its termination, Employee undertakes to keep and hold all such information in strictest confidence and trust, and not to use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his/her duties as an employee of the Company and consistent with the Company’s agreement with such third party. Upon termination of his/her Employment with the Company, Employee shall act with respect to such information as set forth in Section 1.4, mutatis mutandis.

1.7. Without derogating from the generality of the foregoing, Employee agrees as follows: (i) Employee undertakes not to place itself in a situation of any potential or actual conflict of interests between itself and the Company and to notify the Company immediately of any matter which may lead to the creation of a conflict of interests between the Employee and the Company; (ii) Employee shall exercise the highest degree of care in safeguarding the Proprietary Information against loss, theft or other inadvertent disclosure and has, and will take all reasonable steps necessary to ensure the maintaining of confidentiality; and (iii) Employee shall not enter into the databases of Company for any purpose whatsoever, including, without limitation, review, download, insert, change, delete and/or relocate any information, except as may be necessary in the performance of his/her duties pertaining to the Company.

1.8. The provisions of this Section I shall survive the termination of the Employee’s Employment with the Company regardless of the cause of such termination.

2.	Assignment of Inventions

2.1. Employee understands that the Company is engaged, involved or associated in a continuous program of research, development, production or marketing in connection with its business and that, as an essential part of his/her employment with the Company, he/she may and is expected to make new contributions to and create inventions of value for the Company.

2.2. During the term of this Agreement, Employee undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, patents, patent applications, patent rights, improvements, innovations, designs, copyrights, original works of authorship, formulas, concepts, techniques, forecasts, test results and documentation, discoveries, business methods and any other methods, confidential information, data, plan, device, apparatus, architecture, models, drawings, tooling, schematics and other diagrams, instructional material, notes, records, layouts, algorithms, integrated circuits, know-how, operating procedures, methods, systems, processes, compositions of matter, software, firmware, binary code, object code, source code, databases, mask works, brands, trademarks, logos, goodwill and trade secrets, whether or not patentable, copyrightable, registerable or otherwise protectable as trade secrets or under any other intellectual property right (including all versions, modifications, enhancements and derivative works thereof), that are made or conceived or first reduced to practice or created by Employee, either alone or jointly with others, during the period of his/her Employment with the Company, (including, without limitation, “Service Inventions” as defined under Section 132 of the Israeli Patent Law 5727-1967 (the “Patent Law”)) and any rights analogous to the foregoing anywhere in the world, or which relates to any of the Company’s and/or its Affiliates business, products, scope of work, or actual or demonstrably anticipated research and development or which are developed in whole or in part on the Company’s time or with the use of any Company’s equipment, supplies, facilities, or Proprietary Information (“Inventions”).

2.3. Employee agrees and represents, that all Inventions will be the sole and exclusive property of the Company. Employee hereby covenants and agrees that so long as he/she will be employed with the Company, he/she shall not cooperate with any third party in purpose of creating any lnvention/s, unless a prior written consent is obtained from the Company.

2.4. Employee agrees to keep and maintain adequate and current written records of all Inventions made by him/her (solely or jointly with others) during his/her Employment. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times and will be returned to the Company upon the earlier of completion of the services or the request of the Company.

2.5. Employee agrees that if in the course of performing services, he/she will wish to incorporate any intellectual property right, including without limitation, invention (whether or not patentable), work of authorship, mask work, design, trade secret, improvement, development, concept, discovery or other proprietary information that does not belong to the Company, but rather owned by him/her or in which he has an interest (“Employee’s IP”) into any Invention developed hereunder (“Incorporated IP”) (i) Employee shall inform the Company, in writing, before incorporating such Employee’s IP into any Invention; and, whether or not he complies with the foregoing, (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (including the right to sublicense) use, reproduce, publish, make available to the public, distribute, perform, display, prepare derivative works of, make, have made, modify, exploit, sell, export or make any commercial use of such Employee’s IP.

2.6. Employee shall not incorporate any invention, work of authorship, mask work, protectable design, improvement, development, concept, discovery, trade secret or other proprietary information owned in whole or in part by any third party into any Invention without prior written permission of the Company.

2.7. Without thereby derogating from any right of the Company pursuant to any applicable law, and to the extent that Employee may have rights in any Inventions which do not vest upon creation in the Company, Employee hereby irrevocably transfers and assigns to the Company and/or its assignees, successors and legal representatives, and shall transfer and assign, as and when any such Invention is first created or conceived and when first reduced to practice or first fixed in a tangible medium, as applicable, without additional consideration other than his/her salary and other benefits to which he is entitled to as an employee of the Company (including without limitation, without any compensation or royalties in accordance with Section 134 of the Patent Law), any and all worldwide patents, patent rights, patent applications, copyright rights, mask works, trade secrets, data base rights, and any other rights, intellectual and industrial property rights, titles and interests, in any Invention, including all powers, privileges and immunities arising thereunder or conferred thereby, and all applications for intellectual or industrial property rights that have been or may hereinafter be filed for the Inventions in any jurisdiction, and all divisions, renewals and continuations thereof, and all registrations that may be granted thereon and all extensions and reissues thereof, together with any and all rights of priority relating to the Inventions and any registrations that may be granted thereon, expressly including the right to sue for past infringement, and hereby further acknowledges and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions.

2.8. Employee also hereby forever waives and agrees never to assert any and all Moral Rights he/she may have in or with respect to any Invention, even after termination of his/her Employment with the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to his/her honor or reputation, and any similar right, existing under judicial or statutory law of any jurisdiction whatsoever, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”. Employee further agree that, with respect to all Inventions and Proprietary Information and other matters concerning his/her Employment with the Company that may result in publishable material, all such publication rights shall belong exclusively to the Company.

2.9. Employee expressly, unconditionally and irrevocably waives: (i) any right and/or claim for ownership in relation to any Invention; (ii) all economic rights in the Inventions, including without limitation, in the framework of Section 132(b) of the Patent Law and any rights to royalties from any intellectual property rights (specifically including patent rights under the Patent Law), and any right to receive any payment or other consideration whatsoever with respect to the Inventions (other than any salary, consideration and other benefits provided to him/her under his/her Employment with the Company) pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to Section 134 of the Patent Law, or any provision that may supersede it.

2.10. Employee agrees to assist the Company in every proper way to obtain and enforce, for the benefit of the Company and/or its assignees exclusive and absolute title, right, interest, patents, copyrights, mask work rights, and other legal protections for the Inventions in any and all countries, including: communicate with the Company any facts known to Employee regarding the Invention, testify in any legal proceeding, sign all lawful papers when called upon to do so, execute and deliver any and all papers that may be necessary or desirable to perfect title to the Invention in the Company, execute all divisions, continuations, and reissue applications, make all rightful oaths and generally do everything possible to aid the Company, and its successors and assigns, to obtain and enforce protection for the invention in every country of the world. Employee’s obligations under this Section 2.9;h.92.10 will survive the termination of his/her Employment with the Company, provided that the Company will compensate him/her at a reasonable rate after such termination for time or expenses actually spent by him/her at the Company’s request on such assistance. After the termination of the Employee’s Employment with the Company, any assistance requested by the Company pursuant to this Section 2.10 shall take into account the Employee’s obligations towards third parties.

2.11. Employee hereby irrevocably appoints the Company and/or its duly authorized officers and agents (including, without limitation, the chairman of the Company’s board of directors) as his/her attorney-in-fact to execute documents on his/her behalf for this purpose and agrees that, if the Company is unable because of Employee’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Employee’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in this Section 2_2, to act for and on Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by the Employee.

2.12. Full Consideration. Employee hereby acknowledges and agrees that any salary, consideration and other benefits provided to him/her during his/her Employment, constitute appropriate, full and fair consideration in connection with his/her engagement with the Company, including, without limitation, with respect to this Agreement and including with respect to his/her undertakings under this Section 2± and with respect to any Inventions, all of which are assigned to the Company and/or its subsidiaries and/or affiliates, as applicable, in accordance with this Agreement. In the event that for any reason the rights detailed in this Section 2_2 cannot be waived, Employee hereby assigns and transfers to the Company any such right he may have to receive any additional payment or other consideration whatsoever with respect to any Invention pursuant to any applicable law, including the Patent Law, in any jurisdiction.

2.13. The provisions of this Section 2.1 shall survive the termination of the Employee’s Employment with the Company regardless of the cause of such termination.

3.	Non-Competition; non solicitation

3.1. Employee agrees and undertakes that he/she will not, without the prior written consent of Company, so long as he/she is employed by the Company and for a period of 12 months following termination of his/her employment for whatever reason, directly or indirectly, as owner, founder, partner, member, joint venture, shareholder, employee, consultant, broker, agent, advisor, principal, corporate officer, director, licensor or in any other capacity whatsoever, without derogating from the above stated in sections I and 2: (a) engage in, become financially interested in, be employed by, any business, venture or commercial activity that is engaged in any activities involving either (i) products and/or business similar to or competing or are reasonably likely to compete with actual or planned products and/or business of the Company and/or any other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”), or (ii) information, processes, technology or equipment that is similar to information, processes, technology or equipment in which the Company or its Affiliates then have a proprietary interest, in the United States, Israel, and any geographic area where, during the time of employment, such business of the Company or any of its Affiliates is being or had been conducted, provided, however, that Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (I%) of any class of stock or securities of such company, so long as he/she has no active role in the publicly owned and traded company as director, employee, consultant or otherwise; or (b) assist any other person, entity, or organization in competing or in preparing to compete with the business or demonstrably anticipated business of the Company; or (c) entice, solicit or encourage any past, present or prospective customer employee, consultant, customer, vendor, supplier, distributor or other business partner of Company or any Affiliate to cease doing business with the Company and/or any Affiliate, reduce its relationship with the Company and/or any Affiliate or refrain from establishing or expanding a relationship with the Company and/or any Affiliate or in any other way interfere with the Company’s and/or any Affiliate’s relationships with its employee, consultant, customer, vendor, supplier or distributors. Exceptions to the restriction set forth in Section 3.1 (a) will be permitted with written consent of the board of directors of the Company.

3.2. Employee agrees and undertakes that during the period of his/her employment with the Company and for a period of 24 months following its termination for any reason, he/she will not, directly or indirectly, including personally or in any business in which he/she is an officer, director or shareholder, for any purpose or in any place, hire or engage with any person employed by the Company on the date of such termination or during the preceding twelve months.

3.3. Employee acknowledges that the Company has entered into his/her employment agreement in reliance on his/her undertaking set forth in this Section _13, and that given his/her access to information regarding the Company, the provisions of this Section _J-3- are reasonable and necessary to protect the Company’s business and rights.

3.4. If any one or more of the terms contained in this Section }:3 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

4.	MISCELLANEOUS

4.1. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved by the competent courts of Tel Aviv, and each of the parties hereby irrevocably agree to the exclusive jurisdiction of such venue.

4.2. Severability. If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable Israeli law, such illegal or unenforceable provision(s) shall be limited or excluded from this agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

4.3. Transferability. This Agreement is fully assignable and transferable by the Company, but any purported assignment or transfer by the Employee is void.

4.4. Injunctive Relief. Any breach of this Agreement will cause irreparable harm to the Company, for which damages would not be an adequate remedy, and therefore, the Company will be entitled as a matter of right to an injunctive relief, out of any court of competent jurisdiction, restraining any violation or further violation of this Agreement by me or others acting on my behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity and without any requirement to post bond.

4.5. Change of Title/Responsibilities. Any change in Employee’s title and/or responsibilities and/or terms of employment by the Company, shall not effect this Agreement and the provisions herein shall remain in full force, regardless of the execution of a new agreement between Employee and the Company pursuant to such change(s).

IN WITNESS WHEREOF, the Employee has signed this Proprietary Information, Assignment of Inventions, Non Disclosure and Non Compete Agreement as of the             day of       2017.

/s/ Amit Hod	/s/ Doron Kempel
Employee Name	TG-17 (Israel) Ltd.
By: Doron Kempel
Title: CEO

Annex C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY UNDER THE SEVERANCE PAY LAW, 5723-1963

להלן נוסח משולב של האישור הכללי מיום 9.6.1998 כפי שהתפרסם בילקוט הפרסומים 4659 ביום 30.6.1998, כפי שתוקן ביום 23.8.1999 והתפרסם בילקוט הפרסומים 4803 ביום 19.9.1999 וכפי שתוקן ופורסם בילקוט הפרסומים 4970 ביום 12.3.2001:

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג - 1963 (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקיצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד - 1964 (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקיצבה או שילוב של תשלומים לתכנית קיצבה ולתוכנית שאינה לקיצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תכנית לקיצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה:

(1) תשלומי המעביד -

(א) לקרן פנסיה אינם פחותים מ-% 1/3 14 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 1/3 2 מן השכר המופטר. לא שילם המעביד בנוסף ל-12% גם % 1/3 2 כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) % 1/3 13 מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אבדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של % ½ 2 מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אבדן כושר עבודה);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אבדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד בנוסף לאלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 1/3 2 מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

(2) לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו:

(א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי הענין; בהסכם האמור ייכלל גם נוסחו של אישור זה;

(ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, "אירוע מזכה" - מות, נכות או פרישה בגיל ששים או יותר.

(3) אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

אליהו ישי
שר העבודה והרווחה

Date: April 21st, 2022

To: Amit Hod

I.D Number: 039702097

Address: Bnei Efraim 213, Tel-Aviv, Israel

Dear Amit,

Re: Notice of Change in Employee’s Employment Terms

1.	In accordance with section 3 to the Notice to Employee and to the Job Candidate (Employment Conditions and Screening and Hiring Processes) Law, 5762-2002 and further to our conversation, TG-17 (Israel) Ltd. (the “Company”) hereby informs you that as of April 1st, 2022 the terms of your employment shall be changed as follows (the “Notice”):

1.1	Your Monthly Salary shall be NIS 49,400 which is comprised of a Base Salary of NIS 39,520 and a Global Overtime Payment of NIS 9,880 on account of working 35 additional monthly overtime hours.

1.2	Your Continuous Excellence & Alignment Objectives (CEAO) payout is up to a gross amount of NIS 31,200 (the “CEAO Payout”). The CEAO Payout (if any) will be awarded quarterly (NIS 31,200/4), based on objective and/or subjective criteria established by Employee’s department VP and the CEO of the Company or its parent corporation.

1.3	We’d like to give you a one-time bond appreciation cash bonus (BACB) of one month salary, less all applicable withholdings. The BACB will be paid in July 1st 2022. You understand that if you terminate your employment with the Company for any reason prior to July 1st 2022 you will not be entitled to the BACB. For the avoidance of doubt, the BACB payout shall not be considered in any case whatsoever as part of the monthly salary and will not be subject to any social benefits.

1.4	This Notice constitutes an integral part of the employment agreement dated May 29th 2017, entered between you and the Company (the “Employment Agreement”). Capitalized terms used but undefined herein shall have the meaning ascribed to them in the Employment Agreement.

1.5	All other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect and the Employment Agreement as updated and amended by this Notice constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof.

1.6	The sections contained in this Notice shall not derogate from any of your rights under any Law, Expansion Order and/or Collective Bargaining Agreement.

2.	As a token to our appreciation for your outstanding efforts and the commitment you have shown to the team and Bond, we are making the following change to your stock:

a.	Effective April 1, 2022, we would like to grant you an additional 500,000 stock options that will join your total grants up to now. This will vest over 4 years and have a one-year cliff.

We trust this affirms our appreciation, confidence in your abilities, and the value we place on your contributions. Your belief in our technology, our culture, your team mates, and our mission is exemplary. We look forward to your continued success and the tremendous opportunities ahead.

/s/ Doron Kempel	/s/ Amit Hod
Doron Kempel	Amit Hod
CEO	VP, Corporate Operations